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                                 EXHIBIT 99.2


FOR IMMEDIATE RELEASE

       ASK JEEVES, INC. COMPLETES ACQUISITION OF DIRECT HIT TECHNOLOGIES, INC.

 Ask Jeeves adds popularity-based, automated search to expand suite of customer targeting, conversion and retention services

EMERYVILLE, CALIF., FEBRUARY 10, 2000 -Ask Jeeves, Inc. (Nasdaq: ASKJ), a leading provider of question answering services for consumers and companies on the Web, today announced that it has completed its previously announced acquisition of privately-held Direct Hit Technologies, Inc., a provider of award-winning, automated search technology. The acquisition, a tax-free, stock-for-stock transaction of approximately 5.1 million currently unregistered shares, represents approximately 12 percent pro-forma ownership of Ask Jeeves on a fully-diluted, treasury stock basis. The acquisition closed on February 3, 2000.

         The acquisition adds popularity-based, automated search technology to the suite of services Ask Jeeves provides to companies seeking to target, acquire and retain customers. Ask Jeeves intends to use Direct Hit's popularity-based search, shopping, and directory engines to help companies provide a broader and more relevant set of answers to their customers. Ask Jeeves intends to make Direct Hit's Search and Shopping Engines, and Personalized and Related Search products available for site specific, multi-site, and Internet-wide applications, permitting companies to use Direct Hit's popularity-based technology to supplement their existing search capabilities or to integrate Direct Hit's line of search, shopping and directory products as a complete solution. In order to manage a range of online customer communication for e-commerce and e-support, companies can choose to integrate Direct Hit's technologies with Ask Jeeves' natural-language question answering, intelligent advisor and live help services.

ABOUT ASK JEEVES, INC.

         Ask Jeeves provides natural-language question answering services for consumers and companies on the Web by allowing users to ask questions in plain English and be directed to relevant answers. The Corporate Service provides natural-language question answering,

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intelligent advisor, live help technologies, popularity-based automated search, and reporting analytics to help companies increase sales, reduce support costs and improve customer loyalty by providing superior customer service online. The Consumer Question Answering Service at Ask.com makes it easier for consumers to quickly find relevant information, products and services online. For more information visit http://www.ask.com or call 510/985-7400.


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This news release contains forward-looking statements that involve risks and uncertainties, including those relating to the company's ability to provide services to corporations that lead to higher conversion rates, increased ecommerce revenues, increased online transactions, the company's ability to deliver increased value to its shareholders, and the ability to successfully integrate Direct Hit products, services and staff into the Company. Results or events discussed may differ materially from actual future events or results. Readers are referred to the documents filed by Ask Jeeves, specifically its S-1 registration statement and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, which identify important risk factors such as the Company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks filed with the Securities and Exchange Commission.

Ask Jeeves, Ask Jeeves for Kids and Ask.com are trademarks and/or service marks of Ask Jeeves, Inc. Other product and company names herein may be trademarks of their respective owners.